Exhibit 10.19

EXIT AWARD AGREEMENT

UNDER THE

THE COSMOPOLITAN OF LAS VEGAS MANAGEMENT EXIT AWARD PLAN

This Exit Award Agreement is made effective as of March 27, 2013, and is by and between Nevada Property 1 LLC, a Delaware limited liability company, d/b/a The Cosmopolitan of Las Vegas (the “Company”) and [INSERT NAME] (the “Participant”). Any term capitalized but not defined in this Exit Award Agreement will have the meaning set forth in The Cosmopolitan of Las Vegas Management Exit Award Plan (the “Plan”).

1. Exit Award. In accordance with the terms of the Plan and this Exit Award Agreement, the Company hereby grants to the Participant an Exit Award equal to [INSERT PERCENTAGE] (    %) of the Exit Bonus Pool. The Exit Award will vest upon the date of an Exit Transaction, subject to the Participant’s continuous employment with the Company or an Affiliate through the date of the Exit Transaction (or the Participant’s termination by the Company without Cause during the three (3) month period preceding the execution of a definitive agreement for an Exit Transaction). The terms and conditions of this Exit Award, including with respect to vesting, distribution, forfeiture, and clawback of the Exit Award, are set forth in the Plan, and are incorporated by reference herein.

2. Payment of Exit Award. To the extent vested, the Exit Award will be paid in eight (8) substantially equal installments on a quarterly basis during the twenty-four (24) month period following an Exit Transaction, with the first installment paid contemporaneous with or within ten (10) business days of the Exit Transaction, the second installment payment paid on the first business day of the first calendar year quarter following the Exit Transaction, and each subsequent installment payment paid on the first business day of each calendar year quarter following the Exit Transaction (each such date, an “Exit Payment Date”). If the Participant dies but before completion of the installment payments, all unpaid installments shall be paid to the Participant’s surviving spouse or, if none, the Participant’s estate. Notwithstanding the foregoing, to the extent that the Exit Proceeds include payouts based upon “earn-outs,” post-closing profit or other performance standards, or otherwise, additional payments shall be made to the Participant in the same form, in the same manner, and at the same time as the other forms of payment of the Exit Proceeds (e.g., “earn-outs”) are made, to the extent permitted in accordance with Section 409A.

3. Plan Document Controls. The rights granted under this Exit Award Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Exit Award Agreement. If the terms of this Exit Award Agreement conflict with the terms of the Plan, the Plan document will control.

4. No Contract of Employment. Neither the Plan nor this Exit Award Agreement is a contract of employment or service, and no terms of the Participant’s employment or service will be affected in any way by the Plan or this Exit Award Agreement. Neither the Plan nor this Exit Award Agreement will be construed as conferring any legal rights on the Participant to be employed by or remain in service with the Company. Neither the Plan nor this Exit Award Agreement will be construed as conferring any membership rights on the Participant with respect to the Company or an Affiliate.

5. Transferability. The Participant may not sell, exchange, transfer, alienate, hypothecate, pledge, encumber, or assign any Exit Award issued under the Plan or any rights with respect thereto. The Company will not be required to treat as owner or holder of any Exit Award any Person to whom an Exit Award has been transferred in violation of the Plan or this Exit Award Agreement.

6. Restrictive Covenants. If any employment or other agreement between the Participant and the Company or an Affiliate imposes restrictive covenants on the Participant, the Participant’s receipt of Exit Award distributions under the Plan and this Agreement shall be subject to the Participant’s compliance with such restrictive covenants. If there is no employment or other agreement between the Participant and the Company or an Affiliate, or if such agreement does not impose restrictive covenants on the Participant, the Participant’s receipt of Exit Award distributions under the Plan and this Agreement shall be subject to the restrictive covenants set forth in this Section 6. If the Participant breaches any of the restrictive covenant provisions set forth in any employment or other agreement between the Company and the Participant or in this Section 6, as applicable (the “Restrictive Covenants”), whether during or after termination of employment, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant will forfeit any and all Exit Awards granted to the Participant under this Exit Award Agreement, including Exit Awards that have become vested and amounts paid to the Participant in distribution of Exit Awards, which amounts the Participant shall be required to repay to the Company.

(a) Non-Competition. The Participant acknowledges that, by virtue of the Participant’s position with the Company and in the course of the Participant performing the Participant’s duties and responsibilities with the Company, the Participant will form relationships and become specifically and generally acquainted with the confidential and proprietary information of the Company and the Affiliates (collectively, the “Company Group”) as further described in Section 6(b) below. The Participant further acknowledges that such relationships and information are and will remain highly valuable to the Company Group and that the restrictions on future employment, if any, are reasonably necessary in order for the Company Group to remain competitive in the highly competitive resort-gaming industry. In recognition of the Company Group’s heightened need for protection from abuse of relationships formed or information garnered before and during the Participant’s employment with the Company Group, the Participant covenants and agrees that:

(i) The Participant has been offered Exit Awards under the Plan and this Agreement, and, for a nine (9) month period immediately following the termination of employment with the Company Group, the Participant shall not directly or indirectly or in any manner or method be employed by, provide consultation or other services to, engage or participate in, provide advice, information or assistance to, fund or invest in any hotel, resort, gaming, casino or combination hotel, resort, gaming or casino establishment located within a one hundred (100) mile radius of the Company (a “Competitor”).

(ii) Notwithstanding the obligations enumerated herein, it shall not be a violation of any obligation owed by the Participant during the restrictive period identified in Section 6(a)(i) for the Participant (or anyone acting on the

Participant’s behalf) to own up to five percent (5%) of a publicly traded entity engaged in the hotel-resort or hotel-resort-gaming industry so long as such ownership does not result in the Participant having any operational or management role of any kind in such industry.

(iii) The covenants under this Section 6(a) also include, but are not limited to, the Participant’s covenant not to:

(A) Make known to any Competitor, or officer, director, executive, employee or agent of a Competitor, the names, addresses, contact information or any other information pertaining to any advertisers, suppliers, vendors, independent contractors, brokers, partners, patrons, executives, customers, or gamers (collectively, the “Business Contacts”) of the Company Group or prospective Business Contacts of the Company Group on whom the Participant called or with whom the Participant did business or attempted to do business during his employment with the Company Group either for the Participant’s own benefit or for any Competitor;

(B) Call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any of Business Contacts of the Company Group or prospective Business Contacts of the Company Group on whom the Participant called or with whom the Participant did business or attempted to do business during the Participant’s employment with the Company either for the Participant’s own benefit or for any Competitor; or

(C) Approach, solicit, contract with or hire any current advertiser, supplier, vendor, independent contractor, broker or employee of the Company Group with a view towards enticing such person to cease his/her/its relationship with the Company Group or end his/her employment with the Company Group, without the prior written consent of the Company, such consent to be within the Company’s sole and absolute discretion.

(b) Confidentiality.

(i) The Participant covenants and agrees that, other than in connection with the performance of duties with the Company Group, the Participant shall not at any time during the Participant’s employment with the Company Group or for a period of five (5) years thereafter, without the Company’s prior written consent, such consent to be within the Company’s sole and absolute discretion, disclose or make known to any person or entity outside of the Company any proprietary or other confidential information concerning the Company Group, including without limitation, the Company Group’s proprietary and confidential business practices, contractual relationships, marketing practices and procedures, management policies or any other information regarding the Company Group’s operation whatsoever, which is not already and generally known to the public through no wrongful act of the Participant or any other party.

(ii) The Participant covenants and agrees that the Participant shall not at any time during the Participant’s employment with the Company Group or for a period of five (5) years thereafter, without the Company’s prior written consent, utilize any such proprietary or confidential information in any way, including communications with or contact with any third party other than in connection with employment hereunder. In addition to the above, and not by way of limitation, the Participant further covenants and agrees that the Participant shall not at any time during the Participant’s employment with the Company Group or at any time thereafter disclose, make known to any person or entity, or otherwise use for any purpose whatsoever any Trade Secret (as defined below) belonging to the Company Group which is not already and generally known to the public through no wrongful act of the Participant or any other party. For purposes of this Agreement, “Trade Secrets” are defined in a manner consistent with the broadest interpretation of Nevada law and shall include, but shall not be limited to formulas, patterns, compilations, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-hows, techniques or processes, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.

(c) Exclusions. Anything to the contrary herein notwithstanding, the provisions of this Section 6 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Participant to disclose or make accessible any information, (ii) with respect to any litigation, arbitration or mediation involving the Plan or this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Participant’s violation of this Section or (iv) as to information that is or becomes available to the Participant on a non-confidential basis from a source which is entitled to disclose it to the Participant.

(d) Third Party Information. The Participant acknowledges that the Company Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. The Participant will hold all such confidential or proprietary information in the strictest confidence, provided that the Participant is reasonably aware that the information is confidential, and will not intentionally or negligently disclose it to any person or entity or to use it except as necessary in carrying out the Participant’s duties with the Company Group consistent with the Company Group’s agreement with such third party. The Participant shall not be in violation of his obligations under this Section 6(d) if such third party confidential or proprietary information is already generally known to the public through no wrongful act of the Participant or any other party.

(e) The Company’s Property. The Participant hereby confirms that Trade Secrets, proprietary or confidential information and all information concerning business practices of the Company Group, constitute the Company Group’s exclusive property, regardless of whether the Participant possessed or claims to have possessed such information prior to the date hereof (the “Company Property”) if the same has been utilized by the Company Group for any business purpose. The Participant agrees that upon termination of employment with the Company Group, the Participant shall promptly return to the Company, and retain no copies of, all the Company Property including, but not limited to, the Company Property recorded or appearing in any notes, notebooks, memoranda, computer disks, Rolodexes and any other similar repositories of information (regardless of whether the Participant possessed such information prior to the date hereof). Such repositories of information also include, but are not limited to, any files or other data compilations in any form, whether on the Participant’s personal or home computer or otherwise, which in any manner contain any the Company Property. Notwithstanding anything to the contrary, nothing in this Section 6(e) is intended to prevent the Participant from maintaining general, non-proprietary contact information pertaining to the gaming and hospitality industry that the Participant has accumulated over his years in such industry, including his years as an employee of the Company Group; provided, however, that the Participant shall not use such information in any manner that does or may result in a violation of the Participant’s obligations under this Section 6.

7. Representations. The Participant hereby represents, warrants, and agrees that:

(a) The Exit Award granted hereunder is in consideration for the Participant’s agreement that (i) the Restrictive Covenants are reasonable, appropriate and suitable in their geographic scope, duration and content; (ii) the Participant shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such Restrictive Covenants in any proceeding to enforce such Restrictive Covenants; (iii) such Restrictive Covenants shall survive the termination of this Exit Award Agreement, in accordance with their terms; and (iv) the Company is free to assign such Restrictive Covenants upon a sale or other transaction of any kind relating to the ownership and/or control of the Company.

(b) The enforcement of any remedy under the Plan or this Exit Award Agreement will not prevent the Participant from earning a livelihood, because the Participant’s past work history and abilities are such that the Participant can reasonably expect to find work irrespective of the Restrictive Covenants.

(c) The Restrictive Covenants are essential for the Company’s reasonable protection, and the Company has reasonably relied on the Restrictive Covenants.

(d) The Participant has the full right to enter into this Exit Award Agreement and by entering into and performance of this Exit Award Agreement will not violate or conflict with any arrangements or agreements the Participant may have or agreed to have with any other Person.

(e) The Participant agrees that, in the event of the Participant’s breach or threatened breach of the Restrictive Covenants, the Company may seek to enforce such Restrictive Covenants through any equitable remedy, including specific performance or injunction, without waiving any claim for damages. In any such event, the Company waives any claim that the Company has an adequate remedy at law or for the posting of a bond.

8. Successors. All obligations of the Company under the Plan and this Exit Award Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or an Affiliate.

9. Governing Law and Choice of Forum. To the extent not preempted by federal law, this Exit Award Agreement and the Plan shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its principles of conflicts of laws. Any dispute with respect to the Plan or any Award Agreement will be litigated exclusively in federal or state courts located in Las Vegas, Nevada, and the parties hereby consent and submit to the jurisdiction and venue of such courts.

10. Tax Withholding. The Participant shall be responsible for all taxes required to be paid under applicable tax laws with respect to the Exit Award. The Company or any Affiliate will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by the Code or other law or regulation to be withheld with respect to any taxable event arising under this Exit Award Agreement or the Plan. The amount of the withholding shall not exceed the minimum statutory withholding requirement.

11. Section 409A. This Exit Award Agreement and the Award granted hereunder are intended to be exempt from or comply with Section 409A pursuant to the guidance issued thereunder by the U.S. Internal Revenue Service in all respects and shall be administered in a manner consistent with such intent. Each distribution under the Plan and this Exit Award Agreement shall be deemed a “separate payment” for purposes of Section 409A. If an unintentional operational failure occurs with respect to Section 409A requirements, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service. To the extent that any distribution under the Plan or this Exit Award Agreement constitutes nonqualified deferred compensation within the meaning of Section 409A and is payable upon a termination of employment, such termination of employment shall be construed to mean a “separation from service” as defined under Section 409A.

12. Awards Not Includable for Benefit Plan Purposes. Distributions received by a Participant pursuant to the provisions of the Plan and this Exit Award Agreement shall not be included in the determination of benefits under any employee pension or welfare benefit plan applicable to the Participant, which is maintained by the Company or any of its Affiliates, including but not limited to the Company’s Code Section 401(k) plan. The Plan and this Agreement shall not affect any severance or termination benefits paid or payable to a Participant under any other agreement, plan, or policy of the Company or an Affiliate.

13. No Waiver of Rights. The failure of the Participant or the Company to insist upon strict adherence to any term of the Plan or this Exit Award Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term or any other term of the Plan or this Exit Award Agreement. The waiver of a term or condition must be in writing executed by the party against whom the waiver is asserted.

14. Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first written above.

Nevada Property 1 LLC, d/b/a The Cosmopolitan of Las Vegas

By:
[Name of Participant]	Its:

By:
Its:

Deutsche Bank AG New York Branch (“Parent”) hereby acknowledges receipt of the Exit Award Agreement dated as of March 27, 2013 (the “Agreement”), by and between Nevada Property 1 LLC, d/b/a The Cosmopolitan of Las Vegas and                     (the “Participant”) and, in order to induce the Participant to enter into the Agreement, Parent hereby acknowledges that Parent will be responsible for Exit Award payments obligations under this Agreement.

DEUTSCHE BANK AG NEW YORK BRANCH

By:
Its:

Date:             , 2013